EXHIBIT 99.1

CEC Entertainment, Inc. Appoints Dale Black as Chief Financial Officer

IRVING, Texas, Nov. 24, 2015 /PRNewswire/ -- CEC Entertainment, Inc. ("CEC" or the "Company"), which operates Chuck E. Cheese's and Peter Piper Pizza restaurants, today announced the appointment of Dale Black as Chief Financial Officer, effective November 20, 2015. Mr. Black will replace Temple Weiss, who will be pursuing other opportunities outside CEC.

Dale will work closely with CEC's Chief Executive Officer, Tom Leverton, and other senior leaders to lead strategic initiatives across the Company and manage all financial aspects of the business.

Dale joins CEC with a deep career in hospitality and entertainment.  He recently served as CFO of Great Wolf Lodge, a family-focused entertainment, dining, and lodging company. Before Great Wolf, Mr. Black’s experience includes CFO roles at Isle of Capri Casinos, Trump Entertainment Resorts, and Argosy Gaming.

"Dale’s experience across private and public companies makes him a fantastic addition to CEC’s leadership team,” said Mr. Leverton. “I look forward to working with Dale as we continue to drive improvements for our guests.”

"Chuck E. Cheese’s has a great brand and is doing some very exciting things in the market right now,” said Mr. Black. “The addition of Peter Piper Pizza gives the company another vehicle for growth and strengthens CEC’s leadership position in the industry. I am very excited to join the leadership team at this iconic company.”

About CEC Entertainment, Inc.

For nearly 40 years, CEC Entertainment has served as the nationally recognized leader in family dining and entertainment and the place Where A Kid Can Be A Kid®. Chuck E. Cheese’s goal is to create positive, lifelong memories for families through fun, food, and play. Each Chuck E. Cheese’s features musical entertainment, games, rides, and play areas for kids of all ages, as well as a variety of freshly prepared dining options. Committed to providing a fun, safe environment, Chuck E. Cheese’s helps protect families through industry-leading programs such as Kid Check®. As a strong advocate for its local communities and childhood education, Chuck E. Cheese’s has donated more than $12 million to schools through its fundraising programs. The Company and its franchisees operate a system of 591 Chuck E. Cheese’s stores and 140 Peter Piper Pizza stores, with locations in 47 states and 11 foreign countries and territories. For more information, visit chuckecheese.com and peterpiperpizza.com or connect with us on social media:

Facebook: Chuck E. Cheese's + Peter Piper Pizza
Twitter: Chuck E. Cheese's + Peter Piper Pizza
YouTube: Chuck E. Cheese's + Peter Piper Pizza
Instagram: Chuck E. Cheese’s + Peter Piper Pizza
Pinterest: Chuck E. Cheese's
Foursquare: Chuck E. Cheese's